===============================================================================
      As filed with the Securities and Exchange Commission on May 1, 1997
                                                      REGISTRATION NO. 333-_____


                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                           _________________________
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           _________________________
                              JUST FOR FEET, INC.
             (Exact name of Registrant as specified in its charter)

           Alabama                                              63-0734234
(State or other jurisdiction                                (I.R.S. Employer
of incorporation or organization)                          Identification No.)

                        153 Cahaba Valley Parkway North
                           Birmingham, Alabama 35124
                                 (205) 403-8000
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               HAROLD RUTTENBERG
                Chairman, President and Chief Executive Officer
                        153 Cahaba Valley Parkway North
                           Birmingham, Alabama 35124
                                 (205) 403-8000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:

                           ARTHUR JAY SCHWARTZ, ESQ.
                         SMITH, GAMBRELL & RUSSELL, LLP
                     3343 PEACHTREE ROAD, N.E., SUITE 1800
                             ATLANTA, GEORGIA 30326

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

===========================================================================================================
Title of each class of     Amount to be     Proposed maximum        Proposed maximum        Amount of
  securities to be          registered      offering price per     aggregate offering    registration fee
     registered                                 share (1)               price (1)
-----------------------------------------------------------------------------------------------------------
Common Stock, par value
  $.0001 per share......     188,969            $14.75                $2,787,293              $845
===========================================================================================================

(1) Estimated solely for the purpose of calculating the filing fee pursuant to Rule 457(c) under the Securities Act of 1933.


                  --------------------------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
==============================================================================

PROSPECTUS

                                 188,969 SHARES

                              JUST FOR FEET,  INC.

                                  COMMON STOCK
                                 ______________

    The 188,969 shares of Common Stock (the "Common Stock") of Just For Feet, Inc. (the "Company") offered hereby are being sold by a certain holder of the Common Stock of the Company named herein under "Selling Shareholder." Unless the context otherwise requires, the holder of the Common Stock selling shares hereunder is hereinafter referred to as the "Selling Shareholder." The Company will not receive any proceeds from the sale of the Common Stock by the Selling Shareholder. See "Selling Shareholder," "Plan of Distribution" and "Use of Proceeds."

    The Common Stock is traded on the Nasdaq National Market under the symbol "FEET." The last sale price of the Common Stock on April 29, 1997, as reported on the Nasdaq National Market, was $14.75 per share.

                                 ______________

SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT
                              SHOULD BE CONSIDERED
      IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.
                                ________________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



==========================================================================
                    OFFERING  UNDERWRITING   PROCEEDS TO  PROCEEDS TO
                    PRICE TO  DISCOUNTS AND    SELLING      COMPANY
                     PUBLIC    COMMISSIONS   SHAREHOLDER
--------------------------------------------------------------------------
Per Share.......... See Text    See Text      See Text     See Text
Total..............  Below        Below         Below        Below
==========================================================================


    The Selling Shareholder has advised the Company that he may elect to offer for sale and to sell the Common Stock from time to time in one or more transactions through brokers in the over-the-counter market, in private transactions, or otherwise, in each case at market prices then prevailing or obtainable. Accordingly, sales prices and proceeds to the Selling Shareholder will depend upon price fluctuations and the manner of sale. The Selling Shareholder may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, brokerage commissions or similar fees in amounts which may vary from transaction to transaction. Such brokerage commissions and charges and the legal fees, if any, will be paid by the Selling Shareholder. The Company will bear all other expenses in connection with registering the shares offered hereby, which expenses are estimated to total approximately $15,000. See "Plan of Distribution."

                                ________________


                The date of this Prospectus is ___________, 1997

                             AVAILABLE INFORMATION

    The Company is subject to certain informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding the Company at http://www.sec.gov. Such reports, proxy statements and other information concerning the Company may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006-1506.

    The Company has filed a Registration Statement on Form S-3 (together with all amendments and exhibits filed or to be filed in connection therewith, the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents previously filed with the Commission pursuant to the 1934 Act are hereby incorporated in this Prospectus by reference:

         1. The Company's Annual Report on Form 10-K for the year ended January 31, 1997; and
         2. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A as filed with the Commission on March 4, 1994.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (excluding exhibits unless such exhibits are specifically incorporated by reference into such documents). Please direct such requests to the Secretary of Just For Feet, Inc. at the Company's principal offices located at 153 Cahaba Valley Parkway North, Birmingham, Alabama 35124, telephone number
(205) 403-8000.

                                  RISK FACTORS

         An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to other information contained and incorporated by reference in this Prospectus, in connection with an investment in Common Stock offered hereby.

         This Prospectus contains statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the 1934 Act. Those statements appear in a number of places in this Prospectus and in documents incorporated by reference herein and include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the timing, magnitude and costs of the Company's entry into the small store segment of the market; (ii) potential acquisitions by the Company; (iii) trends affecting the Company's financial condition or results of operations; and (iv) the Company's business and growth strategies. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The information contained and incorporated by reference in this Prospectus, including without limitation the information set forth under the headings "Risk Factors" and "The Company," identifies important factors that could cause such differences.

         Unless otherwise indicated, references herein to "Just For Feet" refer to Just For Feet superstores. The Company's fiscal year ends on January 31. References to fiscal years by date refer to the fiscal year beginning February 1 of that calendar year; for example, "fiscal 1996" began on February 1, 1996 and ended on January 31, 1997.

EXPANSION PLANS

  The Company's growth is dependent, in large part, on its ability to open new superstores and to operate such stores profitably. The Company opened 23 of its 50 Company operated superstores in fiscal 1996 and has opened four Company superstores to date in fiscal 1997. The Company expects to open approximately 20 new superstores during fiscal 1997. Of these new superstores, the Company intends to open three high-visibility, high profile "flagship" stores, modeled on its original Las Vegas store, in key locations. Initial capital expenditures associated with opening such flagship stores are higher than for prototype superstores. The Company may accelerate the opening of new superstores in any one fiscal quarter. The Company's ability to open the projected number of superstores on a timely basis will depend upon a number of factors, including the identification and acquisition or leasing of suitable sites on acceptable terms, the construction or refurbishment of sites, the hiring, training, and retention of skilled managers and personnel and other factors, some of which may be beyond the Company's control. In addition, adverse weather conditions may affect the ability of the Company to complete construction of new superstores on schedule. As a result, there can be no assurance that Just For Feet will be able to achieve its targets for opening new superstores. The Company's expansion plans include the opening of additional superstores in market areas where the Company has already opened stores. There can be no assurance that opening such additional superstores in the same market area will not reduce sales at existing Company stores located in that area. In addition, the Company continues to evaluate select opportunities to expand internationally, but presently has no formal plans for such expansion. There can be no assurance that the Company's new or acquired stores will be profitable or achieve sales and profitability comparable to the Company's existing stores. If the Company's management is unable to manage growth effectively, the Company's business, results of operations and financial condition could be materially and adversely affected.

FLUCTUATIONS IN COMPARABLE STORE SALES

  A variety of factors affect the Company's comparable store sales results including, among others, economic conditions, fashion trends, the retail sales environment, sourcing and distribution of products and the Company's ability to execute its business strategy efficiently. The Company's quarterly comparable store sales results have fluctuated significantly in the past. The Company's comparable store sales results were 6.2%, 10.2, 17.9% and 24.7% in fiscal 1993, 1994, 1995 and 1996, respectively. The Company does not expect comparable store sales to continue to increase at similar rates in the future and there can be no assurance that the Company will continue to generate comparable store sales increases. The Company's comparable store sales results could cause the price of the Common Stock to fluctuate substantially.

DEVELOPMENT OF SMALL STORE CONCEPT

  In order to access markets too small to support a Just For Feet superstore, the Company has entered the small store segment of the athletic and outdoor footwear market with the acquisition of Athletic Attic and the pending acquisition of Imperial Sports. See "The Company -- Recent Entry into Small Store Market." No assurance can be given that the implementation of the smaller store concept will be successful or that it will not have a material adverse effect on the Company's operating results due to start-up costs, potential diversion of management's attention or cannibalization of sales from existing stores. Further, there can be no assurance that the Company will be able to successfully integrate the acquired businesses into its operations.

ACQUISITIONS

  Except as set forth above, the Company has no current commitments or understandings with respect to the acquisition of any entity. However, the Company has explored and continues to explore acquisitions, including acquisitions of entities employing an alternative format to that of Just For Feet. There can be no assurance that the Company will be able to identify and acquire appropriate businesses or obtain financing for such acquisitions on satisfactory terms. Any acquisitions may be financed through the issuance of Common Stock, which may dilute the Company's stockholders, or through the incurrence of additional indebtedness. The process of integrating acquired businesses into the Company's operations may result in unforeseen difficulties and may require a disproportionate amount of resources and management's attention, and there can be no assurance that the Company will be able to successfully integrate acquired businesses into its operations. In addition, any businesses acquired by the Company may have lower margins than the Company, which would adversely affect the Company's results of operations for the period in which any such acquisition occurs and subsequent periods until the acquired business is fully integrated.

RELIANCE ON KEY VENDORS

  The Company's business is dependent to a significant degree upon its ability to purchase brand-name merchandise at competitive prices. For fiscal 1996, approximately 67% of the Company's net sales were sales of merchandise purchased from five vendors, including approximately 52% purchased from Nike and Reebok combined. The loss of certain key vendors could have a material adverse effect on the Company's business. Just For Feet believes that its relationships with its key vendors are satisfactory and that it has adequate sources of brand-name merchandise; however, there can be no assurance that Just For Feet will be able to acquire such merchandise at competitive prices or on competitive terms in the future. Certain merchandise that is high profile and in high demand is allocated by vendors based upon the vendors' internal criteria. Just For Feet also purchases close-out merchandise from vendors at significant price discounts. Although Just For Feet has been able to purchase sufficient quantities of allocated and close-out merchandise in the past, there can be no assurance that it will be able to obtain sufficient amounts of such merchandise in the future. A fundamental element of the superstores' merchandising strategy is the use of "concept shops" to display a leading brand's product line on fixtures typically designed to tie into national advertising campaigns. These "concept shops" are typically designed, built and periodically updated by the Company's vendors. There can be no assurance that this form of vendor support, which provides substantial financial and merchandising benefits to the Company, will continue in the future. In addition, Just For Feet's vendors provide support through cooperative advertising allowances, employee training and promotional events. There can be no assurance that such assistance from the Company's vendors will continue in the future.

MERCHANDISE TRENDS

  The Company's success depends in part on its ability to anticipate and respond to changing merchandise trends and consumer demands in a timely manner. Accordingly, any failure by the Company to identify and respond to emerging trends could adversely affect consumer acceptance of the merchandise in the Company's stores, which in turn could adversely affect the Company's business. If the Company miscalculates either the market for the merchandise in its stores or its customers' purchasing habits, it may be required to sell a significant amount of unsold inventory at below average markups over the Company's cost, or below cost, which could have an adverse effect on the Company's financial condition or results of operations.

RELIANCE ON KEY PERSONNEL

  The Company believes that its continued success will depend to a significant extent upon the efforts and abilities of Harold Ruttenberg, its founder, Chairman, President and Chief Executive Officer. The loss of his services could have a material adverse effect on the Company. The Company carries key man life insurance on Mr. Ruttenberg in the amount of $1,709,000.

COMPETITION

  The retail athletic footwear industry is highly competitive. The Company competes primarily with sporting goods superstores, athletic footwear specialty stores, department stores, discount stores, traditional shoe stores, traditional sporting goods stores and mass merchandisers and other athletic footwear superstores, many of which are units of national or regional chains that have substantially greater financial and marketing resources than the Company and several of which have developed their own superstore concepts. Within the past several years, new independent athletic footwear retailers have opened superstores similar in format to those of Just For Feet that, in some instances, are competing directly with Just for Feet. The Company may face periods of intense competition in the future which could have an adverse effect on its financial results.

QUARTERLY AND SEASONAL FLUCTUATIONS AND GENERAL ECONOMIC CONDITIONS

  The Company's quarterly results of operations may fluctuate materially depending on the timing of new store openings and related store opening expenses, net sales contributed by new stores and increases or decreases in comparable store sales. New store openings will have a significant impact on quarterly operating results for the foreseeable future. The Company's operating results may be adversely affected by unfavorable local, regional or national economic conditions. The Company's business is also subject to some seasonal fluctuation, with slightly heavier concentrations of sales during the spring, back-to-school and Christmas selling seasons.

VOLATILITY OF STOCK PRICE

  The Common Stock has experienced substantial price volatility and such volatility may occur in the future, particularly as a result of quarter to quarter variations in the actual or anticipated financial results of the Company or other companies in the retail industry or in the markets served by the Company. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market price of many retail stocks in particular and that have often been unrelated or disproportionate to the operating performance of these companies. The Company's Common Stock currently trades at a relatively high price-earnings multiple, due in part to analysts' expectations of continued earnings growth. Accordingly, even a relatively small shortfall in earnings from, or change in, analysts' expectations may cause an immediate and substantial decline in the Company's Common Stock price. These and other factors may adversely affect the market price of the Common Stock.

                                  THE COMPANY

GENERAL

     Just For Feet, Inc. (the "Company" or "Just For Feet") is a rapidly growing operator of superstores and smaller stores, each specializing in brand-name athletic and outdoor footwear. The Company's goal is to become the leading athletic and outdoor footwear retailer in each of its markets by offering the largest selection of brand-name shoes, superior customer service and technical sales assistance in a high-energy, entertaining store environment. The Company, which began with a single mall-based store in 1977, opened its first superstore in 1988 and since that time has focused on developing and refining its superstore concept. In March 1997, the Company also entered the small store segment of the athletic and outdoor footwear market with the acquisition of Athletic Attic, a privately owned athletic footwear and apparel retailer based in Gainesville, Florida, and the execution of an agreement to acquire Imperial Sports, a privately owned, Flint, Michigan-based athletic and outdoor footwear and apparel retailer. See "--Recent Entry into Small Store Market." There are presently 57 "Just For Feet" superstores operating in 14 states, including seven superstores operated by a single franchisee. As a result of its acquisition of Athletic Attic, the Company presently operates 30 smaller company-owned Athletic Attic stores in eight states. An additional 48 Athletic Attic stores are operated by 17 franchisees in 16 states and Puerto Rico. Upon the closing of the acquisition of Imperial Sports (expected in May 1997), the Company will also operate 57 Imperial Sports stores in Michigan, Illinois, Indiana and Ohio.

     Just For Feet's prototype 15,000 to 20,000 square foot superstore (approximately 55% of which is devoted to selling space) offers approximately 2,500 to 4,500 styles of athletic and outdoor shoes as compared to an estimated 200 to 700 footwear styles typically offered by conventional mall-based athletic footwear retailers, department stores and sporting goods superstores. The superstores carry most of the leading athletic footwear brands including Nike, Reebok, New Balance, Adidas, Fila, K-Swiss, Asics and Converse, as well as outdoor footwear brands such as Timberland and Rockport. The Company seeks to offer in its superstores virtually all styles in the brands it carries. Just For Feet superstores are primarily free-standing and are typically located on outparcels of or adjacent to shopping malls.

     The Company strives to create an exciting and high-energy shopping experience in its superstores through the use of bright colors, upbeat music, an enclosed "half-court" basketball court for use by customers, a multi-screen video bank, a snack bar featuring popcorn and Chicago-style hot dogs, and appearances by sports celebrities. The prototype Just For Feet superstore features separate branded "concept shops," which display the brand's product line. The "concept shops" are typically built and periodically updated by vendors to tie into their national advertising campaigns. The Company also sponsors creative promotional events such as trade-in days and "Midnight Madness" sales.

     The Company believes that the level of customer service it provides is an important competitive advantage. The Company seeks to offer a level of customer service comparable to that typically provided by the leading speciality footwear retailers. Just For Feet trains its employees in all aspects of footwear technology, the performance attributes of the Company's merchandise and common foot problems. The Company staffs its superstores with a high ratio of sales associates to customers to assure prompt and personalized service.

     Just For Feet guarantees that it will match any competitor's advertised price and offers a family frequent buyer plan under the slogan "Just For Feet-- Where the 13th Pair is FREE!"(R), through which the Company gives participating superstore customers the thirteenth pair of shoes free (up to the average purchase price of the previous twelve pairs). In addition, Just For Feet seeks to enhance its reputation for value oriented pricing by offering a limited selection of close-out merchandise at prices generally ranging from 30% to 60% below manufacturers' suggested retail prices displayed in an area at the front of each superstore called the "Combat

Zone." The Company believes that offering a wide selection of competitively priced, brand-name footwear provides superior value to its customers.

RECENT ENTRY INTO SMALL STORE MARKET

     While it has traditionally operated from a superstore format, the Company believes that the parallel development of smaller stores will provide additional growth opportunities by targeting for expansion a much broader range of markets without detracting from the Company's focus on its core superstore business. Although the large store format has proven to be successful in larger population centers, the Company believes that its future expansion plans should be two-tiered: continued expansion of superstores in carefully chosen, highly populated areas, and entry into markets considered too small for a Just For Feet superstore with the development of a new smaller store concept.

     On March 17, 1997, the Company entered the small store segment of the athletic and outdoor footwear market through its acquisition of Athletic Attic for approximately $9.2 million in cash and approximately $5.5 million in Just For Feet common stock. Athletic Attic was a privately owned athletic footwear and apparel retailer based in Gainesville, Florida. Athletic Attic operates 30 company-owned stores in eight states. An additional 48 franchised stores are operated in 16 states and Puerto Rico by 17 franchisees. Athletic Attic stores are located primarily in enclosed shopping malls and, to a lesser extent, in retail strip centers. For its fiscal year ended December 31, 1996, the 30 company-owned Athletic Attic stores had net sales of approximately $23 million.

     On March 17, 1997, the Company entered into an agreement to acquire Imperial Sports, a privately owned, Flint, Michigan-based athletic and outdoor footwear and apparel retailer, for between $25 million and $30 million in Just For Feet common stock (depending on certain variables to be determined prior to closing). Imperial Sports currently operates 57 stores in Michigan, Illinois, Indiana and Ohio, primarily in major enclosed shopping malls and retail strip centers. Closing of the acquisition is expected to occur during May 1997. For its fiscal year ended February 28, 1997, Imperial Sports had net sales of approximately $45 million.

EXPANSION STRATEGY

     The Company intends to strengthen its position as a leading operator of athletic footwear superstores by opening approximately 20 superstores in fiscal 1997. In addition to its prototype superstores, Just For Feet has opened three, and has plans to open an additional three, high-visibility, high-profile "flagship" superstores in key locations. Flagship superstores, which are not necessarily larger than the prototypical Just For Feet superstore, provide added entertainment features designed to generate and maintain customer excitement. The Company's expansion strategy is to open superstores in new and existing markets, including those markets with the potential for multiple sites, which enables the Company to take advantage of advertising and operating efficiencies. In addition, Just For Feet will continue to open superstores in smaller markets which can only accommodate one superstore. Just For Feet has either executed or negotiated leases with respect to all of the superstores currently slated to open during fiscal 1997 and is actively reviewing numerous additional sites.

     Management generally seeks to open one Just For Feet superstore in a chosen market for every 400,000 to 500,000 residents. As a result, multiple superstores opened in larger markets such as Atlanta, Phoenix and Kansas City derive significant benefit from advertising and operating efficiencies. More recently, the Company has also focused on operating single superstores in mid-sized metropolitan markets such as Huntsville, Alabama and Jackson, Mississippi. In addition, the Company continues to evaluate select opportunities to expand internationally, but presently has no formal plans for such expansion.

     In order to access markets too small to support a Just For Feet superstore, the Company has entered the small store segment of the athletic and outdoor footwear market with the acquisition of Athletic Attic and the pending acquisition of Imperial Sports.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of shares of the Common Stock by the Selling Shareholder. See "Selling Shareholder" for a list of those persons who will receive the proceeds from such sales.

                              SELLING SHAREHOLDER

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 29, 1997 by the shareholder who is offering securities pursuant to this Prospectus (the "Selling Shareholder"). "Beneficial Ownership" includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both. The listed person has sole voting and investment power over the shares listed unless otherwise indicated

                                          BEFORE THE OFFERING                           AFTER THE OFFERING
                                          -------------------                           ------------------
                                                NUMBER                   SECURITIES TO        Number
NAME OF BENEFICIAL                           BENEFICIALLY      Percent      BE SOLD        Beneficially     Percent
OWNER                                            OWNED         Of Class   IN OFFERING         Owned         of Class
----------------------------------------  -------------------  --------  -------------  ------------------  --------
Owensboro Investment Company, Inc. (1)          188,969            *         188,969           -0-             -0-


*    Less than 1% of outstanding shares.

(1) Mr. John Gasser, who owns 100% of the Common Stock of Owensboro Investment Company, Inc., serves as a director and officer of a subsidiary of the Company.

                              PLAN OF DISTRIBUTION

     The shares of Common Stock offered hereby for the benefit of the Selling Shareholder were originally issued by the Company pursuant to the private placement exemption from registration provided in Sections 3(b) and/or 4(2) of the Securities Act of 1933, as amended. The Company has agreed to register the shares for resale by the Selling Shareholder. The Company will not receive any of the proceeds from the sale of such shares by the Selling Shareholder.

     The Common Stock may be sold from time to time by the Selling Shareholder, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. Accordingly, sales prices and proceeds to the Selling Shareholder will depend upon market price fluctuations and the manner of sale. The shares may be sold by one or more of the following, without limitation: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer or for its account pursuant to the Prospectus, as supplemented, and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In addition, any securities covered by the Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to the Prospectus, as supplemented. From time to time the Selling

Shareholder may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the shares in connection therewith.

     From time to time Selling Shareholder may pledge his shares pursuant to the margin provisions of his customer agreements with his broker. Upon a default by the Selling Shareholder, the broker may offer and sell the pledged shares of Common Stock from time to time as described hereunder.

     The Selling Shareholder may effect transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, brokerage commissions or similar fees in amounts which may vary from transaction to transaction. The Selling Shareholder will pay such brokerage commissions and charges, as well as the fees and expenses of any counsel retained by him in connection with this offering. The Company will bear all other expenses in connection with registering the shares offered hereby, which expenses are estimated to total approximately $15,000.


                                 LEGAL MATTERS

     Certain legal matters with respect to the legality of the shares of Common Stock offered hereby have been passed upon for the Company by Smith, Gambrell & Russell, LLP, Atlanta, Georgia.


                                    EXPERTS

     The consolidated financial statements of the Company as of January 31, 1996 and 1997 and for the fiscal years ended January 31, 1995, 1996 and 1997 incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended January 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated by reference herein and are so incorporated in reliance upon such report of such firm given upon their authority as experts in accounting and auditing.

     No dealer, salesperson, or other person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information and representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.



                          ___________________________



                       TABLE  OF  CONTENTS

                                                                 Page
                                                                 ----

Available Information..........................................    2
Incorporation of Certain
  Documents by Reference.......................................    2
Risk Factors...................................................    3
The Company....................................................    6
Use of Proceeds................................................    8
Selling Shareholders...........................................    8
Plan of Distribution...........................................    8
Legal Matters..................................................    9
Experts........................................................    9





                              JUST FOR FEET,  INC.



                                 188,969 SHARES

                                 COMMON  STOCK



                              P R O S P E C T U S



                               ___________, 1997



                        153 Cahaba Valley Parkway North
                           Birmingham, Alabama 35124
                                 (205) 403-8000

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

             ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      Set forth below are estimates of the fees and expenses payable by the Company in connection with the offer and sale of the Common Stock:



          SEC Registration Fee......................   $   845
          Blue Sky Qualification Fees and Expenses..     2,000
          Legal Fees and Expenses...................     5,000
          Accounting Fees and Expenses..............     1,500
          Transfer Agent Fees.......................       500
          Printing, Materials, and Postage..........     4,000
          Miscellaneous Expenses....................     1,155
                                                       -------

               Total................................   $15,000
                                                       =======

              ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 10-2B-8.51 of the 1994 Alabama Business Corporation Act (the "Alabama Act") provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director of the Company against liability incurred in the proceeding if the individual conducted himself in good faith and, in the case of conduct in his official capacity with the Company, reasonably believed that his conduct was in the best interests of the Company or, in all other cases that the conduct was at least not opposed to the best interests of the Company, and, in the case of any criminal proceeding, he has no reasonable cause to believe his conduct was unlawful. A corporation may not, however, indemnify a director under section 8.51 of the Alabama Act (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (ii) in connection with any other proceeding charging improper personal benefit of the director in which the director was adjudged liable on the basis that personal benefit was improperly received by him.

     Sections 10-2B-8.52 and 10-2B-8.56 of the Alabama Act provide that a corporation shall indemnify a director or officer who was successful in the defense of any proceeding, or of any claim, issue or matter in such proceeding, where he was a party because he is or was a director or officer of the corporation, against reasonable expenses incurred in connection therewith, notwithstanding that he was not successful on any other claim, issue or matter in any such proceeding.

     Sections 10-2B-8.53 and 10-2B-8.56(b) of the Alabama Act provide that a corporation may pay for or reimburse the reasonable expenses incurred by a director, officer, employee or agent of the corporation who is a party to a proceeding in advance of final disposition of the proceeding if (i) such individual furnishes the corporation a written affirmation of good faith belief that he met the standard of conduct required for permissive indemnification set forth in section 10-2B-8.51 of the Alabama Act; (ii) such individual furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that such person did not meet such standard of conduct or is not otherwise entitled to indemnification under section 8.51 unless indemnification is approved by the court under section 8.54; and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under the Alabama Act.

     Article 11 of the Amended and Restated Certificate of Incorporation of Just For Feet, Inc. provides that the Company shall indemnify every director or officer against expenses and liabilities reasonably incurred by him in connection with any claim, action, suit or proceeding to which he is a party by reason of his being or having been a director or officer of the Company, or, at the Company's request, a director, officer, employee or agent of any corporation of which the Company is a shareholder or creditor, provided such director or officer acted in good faith in which he reasonably believed to be the best interest of the Company, and in addition, in any criminal act or proceeding, had no reasonable cause to believe that his conduct was unlawful.

ITEM 16.  EXHIBITS.

      The exhibits listed below are filed with or incorporated by reference into this Registration Statement. The exhibits which are denominated with an asterisk (*) were previously filed as part of, and are hereby incorporated by reference from either (i) the Company's Registration Statement on Form S-1 under the Securities Act of 1933, Registration No. 33-74404 ("1994 S-1"), (ii) the Company's Registration Statement on Form S-1 under the Securities Act of 1933, Registration No. 33-87414 (the "1995 S-1") or (iii) the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1997 (the "1996 Form 10-K"). Unless otherwise indicated, the exhibit number corresponds to the exhibit number in the referenced document.


EXHIBIT NUMBER                           DESCRIPTION
--------------                           -----------

*2.1 Asset Purchase Agreement dated March 17, 1997 by and between Owensboro Investment Company, Inc. and Just For Feet, Inc. (1996 Form 10-K)

*2.2 Stock Purchase Agreement dated March 17, 1997 by and among Just For Feet, Inc., Premium Sports, Inc. and John Gasser. (1996 Form 10-K)

*2.3 Agreement and Plan of Merger dated March 17, 1997, by and among Just For Feet, Inc., an Alabama corporation, IAC Acquisition Corporation, a Michigan corporation and wholly owned subsidiary of Just For Feet, Imperial Acquisition Corporation, a Michigan corporation, and certain of the shareholders of Imperial Acquisition Corporation. (1996 Form 10-K)

*3(i) Amended and Restated Certificate of Incorporation of Just For Feet, Inc. (1994 S-1, Exhibit 3(a))

*3(ii)              Amended and Restated Bylaws of Just For Feet, Inc. (1994 S-
                    1, Exhibit 3(b))

*4                  Specimen of Common Stock Certificate of the Company. (1994
                    S-1)

*9 Voting Trust Agreement dated August 10, 1993, by and among the Company, Pamela Beryl Ruttenberg and Harold Ruttenberg. (1994 S-1)

5                   Opinion of Smith, Gambrell & Russell, LLP

*10.1 Employment Agreement dated May 9, 1993, between the Company and Robert C. Wabler, as amended on January 11, 1994. (1994, S-1, Exhibit 10(a))

*10.2 Employment Agreement dated November 6, 1996, between the Company and Alex Bond. (1996 Form 10-K)

*10.3 Employment Agreement dated August 17, 1993, between the Company and Harold Ruttenberg, as amended on January 18, 1994. (1994 S-1, Exhibit 10(c))

*10.4 Employment Agreement dated March 18, 1994 between the Company and Adam Gilburne. (1995 S-1)

EXHIBIT NUMBER                           DESCRIPTION
--------------                           -----------


*10.5 Stock Option Agreement dated March 18, 1994 between the Company and Adam Gilburne. (1995 S-1)

*10.6 Just For Feet, Inc. Employee Incentive Stock Option Plan, as amended. (1994 S-1, Exhibit 10(g))

*10.6.1 Amendment No. 2 to the Just For Feet, Inc. Employee Incentive Stock Option Plan. (1994 S-1)

10.6.2 Amendment No. 3 to the Just For Feet, Inc. Employee Incentive Stock Option Plan.

*10.7 Franchise Agreement dated November 20, 1989, between Casual Wear II, Inc. and MBA Marketing Corporation. (1994 S-1,
                    Exhibit 10(h))

*10.8 Franchise Agreement dated May 19, 1992, between Casual Wear II, Inc. and MBA Marketing Corporation. (1994 S-1, Exhibit 10(i))

*10.9 Franchise Agreement dated April 1, 1993, between Casual Wear II, Inc. and MBA Marketing Corporation. (1994 S-1, Exhibit 10(k))

*10.10 Revolving Credit and Security Agreement dated January 10, 1990, as amended June 7, 1990, September 12, 1990, October 3, 1990, May 23, 1991, August 30, 1991, October 22, 1991,
                    November 13, 1992, January 8, 1993, August 11, 1993,
                    November 18, 1993, and January 12, 1994, with Compass Bank (formerly known as Central Bank of the South), together with Revolving Credit Commercial Note date January 10, 1990, in the amount of $800,000 executed by the Company. (1994 S-1, Exhibit 10(aa))

*10.10.1 Twelfth Loan Modification Agreement and Amendment to Loan Documents dated May 24, 1994 between Compass Bank and the Company. (1995 S-1, Exhibit 10.31.1)

*10.10.2 Thirteenth Loan Modification Agreement and Amendment to Loan Documents dated August 16, 1994 between Compass Bank and the Company. (1995 S-1, Exhibit 10.31.2)

*10.10.3 Form of Fourteenth Loan Modification Agreement and Amendment to Loan Documents dated November 14, 1994 between Compass Bank and the Company. (1995 S-1, Exhibit 10.31.3)

*10.11 Loan Agreement dated January 15, 1988, by and between Harold Ruttenberg, Pamela B. Ruttenberg (Borrowers), Casual Wear, Inc. (Guarantor) and Warrior Savings Bank, together with
                    Note in the amount of $400,000 and Guaranty Agreement. (1994 S-1, Exhibit 10(bb))

*10.12 Loan Agreement dated December 1, 1988, by and between Harold Ruttenberg, Pamela B. Ruttenberg (Borrowers), Casual Wear, Inc. (Guarantor) and Warrior Savings Bank, together with
                    Note in the amount of $200,000 and Guaranty Agreement. (1994 S-1, Exhibit 10(cc))

EXHIBIT NUMBER                           DESCRIPTION
--------------                           -----------


*10.13 Purchase and Sale Agreement dated July 14, 1993, between Florida Mall Peripheral Associates and the Company. (1994 S-1, Exhibit 10(dd))

*10.14 Sales Contract dated January 18, 1994, between Harold Ruttenberg and Pam Ruttenberg and the Company. (1994 S-1,
                    Exhibit 10(jj))

*10.15 Personal Service Agreement dated August 17, 1994 between the Company and Bart Starr, Sr. (1995 S-1, Exhibit 10.40)

*21                 Subsidiaries (1994 S-1)

 23.1               Consent of Deloitte & Touche LLP

 24.1               Power of Attorney of Randall L. Haines

 24.2               Power of Attorney of Michael P. Lazarus

 24.3               Power of Attorney of Bart Starr

 24.4               Power of Attorney of Edward S. Croft, III

 24.5               Power of Attorney of David F. Bellet




ITEM 17.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

         (1) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on the 29th day of April, 1997.

                                    JUST FOR FEET, INC.


Date:  April 29, 1997               By:   /s/ Harold Ruttenberg
                                       ---------------------------------------
                                       Harold Ruttenberg
                                       Chairman of the Board,
                                       President and Chief Executive Officer



Date:  April 29, 1997               By:    /s/ Robert C. Wabler
                                       --------------------------------------
                                       Robert C. Wabler
                                       Executive Vice President
                                       and Chief Financial Officer

      Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated:




         Signature                          Title                      Date
         ---------                          -----                      ----


/s/ Harold Ruttenberg        Chairman of the Board,               April 29, 1997
---------------------------  President and Chief Executive
 Harold Ruttenberg           Officer

/s/ Robert C. Wabler         Executive Vice President, Chief      April 29, 1997
---------------------------  Financial Officer and Director
 Robert C. Wabler

                *            Director                             April 29, 1997
---------------------------
 Michael P. Lazarus

                *            Director                             April 29, 1997
---------------------------
 Bart Starr, Sr.

                *            Director                             April 29, 1997
---------------------------
 Randall L. Haines

                *            Director                             April 29, 1997
---------------------------
David F. Bellet

                *            Director                             April 29, 1997
---------------------------
Edward S. Croft, III

*By: /s/ Robert C. Wabler
    -------------------------------------
    Robert C. Wabler, as Attorney-
    in-Fact pursuant to Powers of
    Attorney filed as exhibits to
    this Report

                                 EXHIBIT INDEX


                                                                     Sequential
Exhibit Number          Description                                  Page Number
--------------          -----------                                  -----------

       5                Opinion of Smith, Gambrell & Russell, LLP

      23.1              Consent of Deloitte & Touche LLP

      24.1              Power of Attorney of Randall L. Haines

      24.2              Power of Attorney of Michael P. Lazarus

      24.3              Power of Attorney of Bart Starr

      24.4              Power of Attorney of Edward S. Croft, III

      24.5              Power of Attorney of David F. Bellet